As filed with the Securities and Exchange Commission on October 23, 2019

Registration No. 333-188645

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8,

Registration Statement No. 333-188645

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sears Hometown Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0808358
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

(847) 286-7000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

SEARS HOMETOWN AND OUTLET STORES, INC. AMENDED AND RESTATED 2012 STOCK PLAN

(FULL TITLE OF THE PLAN)

Brandon Gartman

Chief Operating Officer

Sears Hometown Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

Telephone: (847) 286-7000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Benet J. O’Reilly, Esq.

Neil R. Markel, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-188645) (the “Registration Statement”) is being filed to remove from registration all unsold securities of Sears Hometown Stores, Inc. (the “Company”) (formerly known as Sears Hometown and Outlet Stores, Inc. prior to the Effective Time (as defined below)) registered under the Registration Statement.

Pursuant to an Agreement and Plan of Merger dated June 1, 2019 (the “Merger Agreement”) among the Company, Transform Holdco LLC, a Delaware limited liability company (“Parent”), and Transform Merger Corporation, a Delaware corporation (“Merger Subsidiary”), Merger Sub merged with and into the Company (the “Merger”). The Merger became effective on October 23, 2019 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on October 23, 2019, NASDAQ filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoffman Estates, State of Illinois, on October 23, 2019.

SEARS HOMETOWN STORES, INC.

By:	/s/ Brandon Gartman
Name:	Brandon Gartman
Title:	Chief Operating Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.